UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15/A

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 1-09911

CAPITAL PACIFIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

4100 MACARTHUR BOULEVARD
SUITE 150
NEWPORT BEACH, CALIFORNIA 92660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COMMON STOCK

(Title of each class of securities covered by this Form)

NONE

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) Rule 12g-4(a)(1)(ii) Rule 12g-4(a)(2)(i) Rule 12g-4(a)(2)(ii) Rule 12h-3(b)(1)(i)	☒ ☐ ☐ ☐ ☐	Rule 12h-3(b)(1)(ii) Rule 12h-3(b)(2)(i) Rule 12h-3(b)(2)(ii) Rule 15d-6	☐ ☐ ☐ ☐

Approximate number of holders of record as of the certification or notice date.

100

     Pursuant to the requirements of the Securities Exchange Act of 1934, Capital Pacific Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 1, 2003	By:	/s/ Dag Wilkinson

Dag Wilkinson Chief Legal Officer